Exhibit 99.1

PALM HARBOR HOMES, INC. POSTPONES ITS RECONVENED ANNUAL

MEETING TO NOVEMBER 1, 2010

DALLAS, Texas (October 7, 2010) – Palm Harbor Homes, Inc. (NASDAQ: PHHM) today announced that it has postponed the upcoming reconvened annual meeting of shareholders previously scheduled for October 11, 2010. The meeting will now be held on November 1, 2010, at 10:00 a.m. Central Time at the Company’s executive offices located at 15303 Dallas Parkway, Suite 800, Addison, Texas. The annual meeting was adjourned to provide more time to solicit additional votes for a proposal which allows the amendment and restatement of the Company’s Second Amended and Restated Articles of Incorporation (the “Proposal”). As presented at the annual meeting, the Proposal would increase the number of authorized shares of common stock to 100,000,000 from 50,000,000, and the number of authorized shares of preferred stock to 25,000,000 from 2,000,000.

The Company listened to the concerns of its shareholders regarding the Proposal and, based on their input, the Company has decided to amend the Proposal by removing the proposed increase in the number of authorized shares of preferred stock. As such, the amended proposal (the “Amended Proposal”) would only increase the number of authorized shares of common stock to 100,000,000 from 50,000,000.

The shareholders overwhelmingly approved the Company’s Shareholder Rights Plan. The Company has reserved shares of common stock for issuance under that plan. As a result, the Company has no shares available for issuance. The additional shares of common stock that the Company is asking shareholders to authorize would be available for the purpose of raising much needed additional equity, or for use as consideration in transactions involving third parties or its bondholders. Additionally, by increasing the authorized number of shares of common stock available for issuance, the Company will have the flexibility needed for other corporate purposes such as stock splits or dividends, or issuance under employee benefit plans.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of factory-built homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.